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                                                                    Exhibit 8.01

                                June 20, 1997

Rational Software Corporation
2800 San Tomas Expressway
Santa Clara, California 95051

Ladies and Gentlemen:

        We have acted as counsel for Rational Software Corporation, a Delaware corporation ("Rational") in connection with the preparation and execution of the Agreement and Plan of Reorganization dated as of April 7, 1997 (the "Reorganization Agreement") by and among Rational, Wings Merger Corporation, a wholly-owned subsidiary of Rational incorporated in Delaware ("Merger Sub"), and Pure Atria Corporation, a California corporation ("Pure Atria"). Pursuant to the Reorganization Agreement, Merger Sub will merge with and into Pure Atria (the "Merger"), and Pure Atria will become a wholly-owned subsidiary of Rational. Unless otherwise defined, capitalized terms referred to herein have the meanings set forth in the Reorganization Agreement. All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the "Code").

        You have requested our opinion regarding certain United States federal income tax consequences of the Merger. In delivering this opinion, we have reviewed and relied upon (without any independent investigation) the facts, statements, descriptions and representations set forth in the Reorganization Agreement (including Exhibits), the Registration Statement on Form S-4 filed with the Securities and Exchange Commission (which contains a prospectus and joint proxy statement of Rational and Pure Atria) (the "Registration Statement") and such other documents pertaining to the Merger as we have deemed necessary or appropriate. We have also relied upon (without any independent investigation) certificates of officers of Rational and Pure Atria, respectively (the "Officers' Certificates") and representations made by certain shareholders of Pure Atria in "Affiliate Agreements".

        In connection with rendering this opinion, we have also assumed (without any independent investigation) that:

        1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time)

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Rational Software Corporation
June 20, 1997
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due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof;

        2. Any representation or statement referred to above made "to the knowledge of," "to the best of the knowledge" or otherwise similarly qualified is correct without such qualification. As to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement, there is in fact no such plan, intention, understanding or agreement.

        3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and no actions have been (or will be) taken which are inconsistent with such representations.

        4. The Merger will be reported by Rational and Pure Atria on their respective federal income tax returns in a manner consistent with the opinion set forth below; and

        5. The Merger will be consummated in accordance with the Reorganization Agreement (and without any waiver, breach or amendment of any of the provisions thereof) and will be effective under the applicable state law.

        Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that, if the Merger is consummated in accordance with the Reorganization Agreement (and without any waiver, breach or amendment of any of the provisions thereof) and the statements set forth in the Officers' Certificates and Affiliate Agreements are true and correct as of the Effective Time, then for federal income tax purposes the Merger will constitute as a "reorganization" as defined in Section 368(a) of the Code.

        This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

        This opinion addresses only the classification of the Merger as a reorganization under Section 368(a) of the Code, and does not address any other federal, state, local or foreign tax

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Rational Software Corporation
June 20, 1997
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consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

        No opinion is expressed as to any transaction other than the Merger as described in the Reorganization Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Reorganization Agreement are not consummated in accordance with the terms of such Reorganization Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

        This opinion has been delivered to you for the purpose of satisfying the requirements of Section 6.1(d) of the Reorganization Agreement. It may not be relied upon for any other purpose or by any other person or entity, and may not be made available to any other person or entity without our prior written consent. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading "Certain Federal Income Tax Considerations." In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended.

                                    Very truly yours,

                                    /s/ Wilson Sonsini Goodrich & Rosati P.C.

                                    WILSON SONSINI GOODRICH & ROSATI
                                    Professional Corporation